EXHIBIT 10(a)
Execution Version

CREDIT AGREEMENT

DATED AS OF

June 13, 2006

AMONG

PEOPLES ENERGY CORPORATION,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Banks,

BANK OF AMERICA, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

ABN AMRO INCORPORATED,
US BANK NATIONAL ASSOCATION,
and
THE BANK OF TOKYO-MITSUBISHI, LTD. CHICAGO BRANCH,
as Co-Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC.,
and
ABN AMRO INCORPORATED,
as Co-Lead Arrangers and Joint Bookrunners

SCHEDULES
1.1	Interest Rates and Fees
2.1	Revolving Credit Commitment
11.8	Notices
11.12	Processing and Recordation Fees

EXHIBITS

Form of

2.10	Note
6.1	Opinion
7.3	Compliance Certificate
11.12	Assignment and Assumption

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of June 13, 2006 among Peoples Energy Corporation, an Illinois corporation (the “Borrower”), the financial institutions from time to time party hereto (each a “Bank,” and collectively the “Banks”), Bank of America, N.A., in its capacity as administrative agent for the Banks hereunder (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., in its capacity as syndication agent for the Banks hereunder (in such capacity, the “Syndication Agent”).

WITNESSETH THAT:

WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a 5-year revolving credit facility for loans and letters of credit (the “Revolving Credit”), as described herein; and

WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein have the following meanings:

“Administrative Agent” is defined in the first paragraph of this Agreement and includes any successor Administrative Agent appointed pursuant to Section 10.6 hereof.

“Administrative Agent's Office” means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.8 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Banks.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

“Agreement” means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Margin” means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin and (ii) with respect to LIBOR Loans, the LIBOR Margin.

“Application” is defined in Section 2.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arrangers” means, collectively, Banc of America Securities LLC and J.P. Morgan Securities Inc.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.12(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.12 or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of employees provided by the Borrower pursuant to Section 6.1(e) hereof, or on any such updated list provided by the Borrower to the Administrative Agent, or any further or different employee of the Borrower so named by any officer of the Borrower in a written notice to the Administrative Agent.

“Bank” is defined in the first paragraph of this Agreement.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” is defined in Section 2.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

“Base Rate Margin” means the percentage set forth in Schedule 1.1 hereto corresponding to the then applicable Credit Rating.

“BofA Fee Letter” means that certain letter among the Administrative Agent, Banc of America Securities LLC and the Borrower dated May 22, 2006 pertaining to fees to be paid by the Borrower to the Administrative Agent for its sole account and benefit.

“Borrower” is defined in the first paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 7.3.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is “advanced” on the day Banks advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a).

“Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close where the Administrative Agent’s Office is located and, if the applicable Business Day relates to the borrowing or payment of a LIBOR Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

“Capital” means, as of any date of determination thereof, without duplication, the sum of (a) Consolidated Net Worth excluding accumulated other comprehensive income and loss plus (b) Consolidated Indebtedness.

“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capital Ratio” means, as of any date of determination thereof, the ratio, rounded downwards to two decimal points, of (a) Consolidated Indebtedness to (b) Capital.

“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Bank, the Revolving Credit Commitment of such Bank.

“Commitment Fee Rate” means the percentage set forth on Schedule 1.1 hereto corresponding to the then applicable Credit Rating.

“Compliance Certificate” means a certificate in the form of Exhibit 7.3 hereto.

“Consolidated Indebtedness” means, as of any date of determination thereof, the aggregate consolidated Indebtedness of the Borrower and it Subsidiaries, as determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination thereof, the amount reflected as shareholders equity upon a consolidated balance sheet of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means this Agreement, the Notes, the Fee Letters, the Master Letter of Credit Agreement, the Applications and the Letters of Credit.

“Credit Event” means the Borrowing of any Loan or the issuance of, or extension of the expiration date or any increase in the amount of, any Letter of Credit.

“Credit Rating” means, at any time, the long-term senior unsecured non-credit enhanced debt rating of the Borrower as determined by Standard & Poors’ Ratings Services and/or Moody’s Investors Service.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Effective Date” means June 13, 2006.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Issuing Bank(s) and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“ERISA” is defined in Section 5.5 hereof.

“Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.

“Existing Credit Agreement” means the Borrower’s existing credit agreement by and among the Borrower, the financial institutions party thereto and ABN AMRO Bank N.V., as Agent thereunder, dated March 8, 2004, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate set forth in Section 2.3(a) hereof.

“Fee Letters” means the BofA Fee Letter and the Joint Fee Letter.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s financial statements furnished to the Banks as described in Section 5.3 hereof.

“Granting Bank” is defined in Section 11.12(g) hereof.

“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds (if any), deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits and employee welfare plans); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Indebtedness of others Guaranteed by such Person; and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances.

“Information” has the meaning specified in Section 11.21.

“Interest Period” is defined in Section 2.6 hereof.

“Issuing Banks” means: (i) Bank of America, N.A. and (ii) any one other Bank designated by Borrower from time to time by written notice to Administrative Agent, with the consent of such Bank; provided that no Bank may be an Issuing Bank with respect to a Letter of Credit issued after the date such Bank becomes a Refusing Bank pursuant to Section 2.1(c).

“Joint Fee Letter” means that certain letter among the Administrative Agent, the Syndication Agent, the Arrangers and the Borrower dated May 22, 2006 pertaining to fees to be paid by the Borrower to the Administrative Agent for its sole account and benefit.

“L/C Documents” means the Letters of Credit, the Master Letter of Credit Agreement, any draft or other document presented in connection with a drawing under a Letter of Credit, the Applications and this Agreement.
“L/C Fee Rate” means, at any time of determination, a percentage per annum equal to the LIBOR Margin in effect at such time.
“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“Lending Office” is defined in Section 9.4 hereof.

“Letter of Credit” is defined in Section 2.2(a) hereof.

“LIBOR” is defined in Section 2.3(b) hereof.

“LIBOR Loan” means a Loan bearing interest prior to maturity at the rate specified in Section 2.3(b) hereof.

“LIBOR Margin” means the percentage set forth in Schedule 1.1 hereto beside the then applicable Credit Rating.

“LIBOR Reserve Percentage” is defined in Section 2.3(b) hereof.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

“Loan” is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan or LIBOR Loan, each of which is a “type” of Loan hereunder.

“Master Letter of Credit Agreement” is defined in Section 2.2(a) hereof.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Credit Documents, (iii) the validity or enforceability of the obligations of the Borrower, (iv) the rights and remedies of the Banks or the Administrative Agent against the Borrower or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.

“Note” is defined in Section 2.10(a) hereof.

“Obligations” means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans and L/C Obligations, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

“Participant” has the meaning specified in Section 11.12(d).

“Percentage” means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank (including through participation interests in L/C Obligations) of the aggregate principal amount of all outstanding Obligations.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” has the meaning specified in Section 7.3.

“PBGC” is defined in Section 5.5 hereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Refusing Bank” is defined in Section 2.1(c) hereof.

“Reimbursement Obligation” is defined in Section 2.2(c) hereof.

“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

“Required Banks” means, as of the date of determination thereof, Banks holding more than 50% of the Percentages.

“Revolving Credit Commitment” is defined in Section 2.1(a) hereof.

“SEC” means the Securities and Exchange Commission.

“SPC” is defined in Section 11.12(g) hereof.

“Subsidiary” means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

“Syndication Agent” is defined in the first paragraph of this Agreement.

“Termination Date” means the later of (a) June 13, 2011 and (b) if maturity is extended pursuant to 2.1(c), such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested non-forfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Welfare Plan” means a “welfare plan”, as defined in Section 3(l) of ERISA.

Section 1.2 Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Eastern time (daylight or standard, as applicable) unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2. THE REVOLVING CREDIT.
Section 2.1 The Loan Commitment, Increase Option, Extension Option.

(a) The Loan Commitment. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively “Loans”) to the Borrower from time to time on a revolving basis in an aggregate outstanding amount up to the amount of its revolving credit commitment set forth on Schedule 2.1 attached hereto (such amount, as increased or reduced pursuant to Sections 2.1(b), 2.1(c) or 2.12 or changed as a result of one or more assignments under Section 11.12, its “Revolving Credit Commitment” and, cumulatively for all the Banks, the “Revolving Credit Commitments”) before the Termination Date; provided that the sum of the aggregate amount of Loans and of L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or LIBOR Loans. Loans may be repaid and the principal amount thereof re-borrowed before the Termination Date, subject to all the terms and conditions hereof. The initial amount of Revolving Credit Commitments under this Agreement equals FOUR HUNDRED MILLION DOLLARS ($400,000,000).

(b) Increase Option. Notwithstanding Section 2.1(a) and so long as no Default or Event of Default exists, Borrower may, upon written election delivered to Administrative Agent, permanently increase the aggregate Revolving Credit Commitments by up to $100,000,000 to FIVE HUNDRED MILLION DOLLARS ($500,000,000) (less the amount of any previous reductions of the Revolving Credit Commitment pursuant to Sections 2.1(c) or 2.12); provided that each such increase must be in a minimum amount of $25,000,000 and in integral multiples of $1,000,000 in excess thereof, by (i) increasing the Revolving Credit Commitment of one or more Banks which have agreed to such increase and/or (ii) adding one or more commercial banks or other Persons as a Bank hereto (each an “Additional Bank”) with a Revolving Credit Commitment in an amount agreed to by any such Additional Bank; provided that no Additional Bank shall be added as a party hereto without the written consent of the Administrative Agent and the Issuing Banks (which shall not be unreasonably withheld) or if a Default or an Event of Default exists. Any increase in the aggregate Revolving Credit Commitment pursuant to this clause (b) shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable documentation memorializing and evidencing such increases by the applicable Banks. The Administrative Agent shall promptly notify the Borrower and the Banks of any increase in the amount of the aggregate Revolving Credit Commitment pursuant to this Section and of the Revolving Credit Commitment of each Bank after giving effect thereto. The Borrower acknowledges that, in order to maintain Loans in accordance with each Bank’s pro-rata share of all outstanding Borrowings prior to any increase in the aggregate Revolving Credit Commitment pursuant to this Section, a reallocation of the Revolving Credit Commitments as a result of a non-pro-rata increase in the aggregate Revolving Credit Commitment may require prepayment of all or portions of certain Borrowings on the date of such increase (and any such prepayment shall be subject to the provisions of Section 2.11).

(c) Extension Option.

(i) Not more than 60 days and not less than 30 days prior to each annual anniversary of the Effective Date, the Borrower may, in each case, request in writing that the Banks extend the Termination Date for an additional one year (and the Administrative Agent shall promptly give the Banks notice of any such request); provided that the Borrower may not make a request that would cause the Termination Date to extend to a date more than eight years from the Effective Date. Each Bank shall provide the Administrative Agent, not more than 15 days subsequent to any such request by the Borrower, with written notice regarding whether it agrees to extend the then current Termination Date. Each decision by a Bank shall be in its sole discretion and failure by a Bank to give timely written notice hereunder shall be deemed a decision by such Bank not to extend the Termination Date. If all of the Banks timely agree in writing to extend the Termination Date, then the Termination Date shall be extended for an additional one year pursuant to a duly executed written amendment to this Credit Agreement.

(ii) If any Bank fails to agree to extend the Termination Date (a “Refusing Bank”), then the Borrower may, on or before the applicable anniversary date, request, at its own discretion and its own expense, any of the Refusing Banks (and each Refusing Bank shall be required to transfer and assign upon such request) to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms of Section 11.12), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee or Eligible Assignees (which may be one or more existing Banks if any existing Bank accepts such assignment); provided that (A) such assignment or assignments shall not conflict with any law, rule, regulation or order of any court or other governmental authority, (B) the Borrower or such Eligible Assignee or Eligible Assignees shall pay to the Refusing Banks in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such Refusing Banks and all other amounts owed to such Refusing Banks hereunder, as well as any transfer fee owing to the Administrative Agent under Section 11.12 and (C) such transfer and assignment must occur on or prior to the applicable anniversary date.

(iii) If there exists any Refusing Bank, and such Refusing Bank is not required by the Borrower to transfer and assign its interests prior to the applicable anniversary date as set forth in clause (ii) above, then the Borrower may, on or before the applicable anniversary date, as long as the Required Banks consent to the extension of the Termination Date, notify the Administrative Agent in writing that it wishes to (and all Banks who are not Refusing Banks shall agree to) extend the Termination Date with a Revolving Credit Commitment (for such additional year) equal to the Commitments of those Banks that are not Refusing Banks for such additional year. If the Borrower opts to extend the Termination Date pursuant to this clause (iii), then the Borrower shall, on the Termination Date in effect immediately prior to such extension, pay to the Refusing Banks in immediately available funds the principal of and interest accrued on the portion of the Loans hereunder held by the Refusing Banks, as well as all other amounts due and payable to the Refusing Banks (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Bank to fund its Eurodollar Loans), on such date. Upon such payment, (A) the Commitments of each such Refusing Bank shall terminate, (B) each such Refusing Bank shall cease to be a Bank hereunder and (C) the Revolving Credit Commitment shall be reduced by an amount equal to the aggregate Commitments of each such Refusing Bank.

Section 2.2 Letters of Credit.
(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Issuing Banks shall issue standby letters of credit denominated in U.S. Dollars (each a “Letter of Credit”) for Borrower’s account; provided that the aggregate amount of L/C Obligations outstanding at any time shall not exceed the lesser of (i) the L/C Sublimit, and (ii) the difference between the Commitments in effect at such time and the aggregate amount of Loans then outstanding. Each Letter of Credit shall be a standby or documentary letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower. Each Letter of Credit shall have a stated term not to exceed one year. Each Letter of Credit shall be issued by the applicable Issuing Bank, but each Bank shall be obligated to purchase an undivided percentage participation interest of such Letter of Credit from the applicable Issuing Bank pursuant to Section 2.2(d) hereof in an amount equal to its Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Commitment of each Bank pro rata in accordance with each Bank’s Percentage. The Borrower shall execute a master letter of credit agreement with each Issuing Bank (collectively, the “Master Letter of Credit Agreement”) which shall contain certain terms applicable to the Letters of Credit. To the extent any provision of the Master Letter of Credit Agreement is inconsistent with the terms of this Agreement, the terms of this Agreement shall control. No Issuing Bank shall have an obligation pursuant to the Credit Documents to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate face amount of all Letters of Credit then outstanding would exceed $25,000,000 (the “L/C Sublimit”).
(b) Applications. At any time before thirty (30) days prior to the Termination Date, an Issuing Bank shall, at the request of Borrower given to such Issuing Bank at least three (3) Business Days prior to the requested date of issuance, issue one or more Letters of Credit, in a form satisfactory to such Issuing Bank, with terms of up to one year each, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form customarily prescribed by such Issuing Bank for the type of Letter of Credit, requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary (i) Borrower’s obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3.1(b) hereof, and (ii) if the applicable Issuing Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid or on the next following Business Day (it being understood that a drawing which is reimbursed pursuant to, and in accordance with, the last sentence of Section 2.5(c) shall be deemed to have been timely reimbursed), Borrower’s obligation to reimburse the applicable Issuing Bank for the amount of such drawing shall bear interest (which Borrower hereby promises to pay on demand) from and after the date such drawing is paid at a rate per annum equal to the sum of two percent (2%) plus the Base Rate Margin plus the Base Rate from time to time in effect. The applicable Issuing Bank will promptly notify the Banks of each issuance by it of a Letter of Credit and any amendment or extension of a Letter of Credit. Each Issuing Bank agrees to issue amendments to any Letters of Credit issued by it increasing the amount, or extending the expiration date, thereof at the request of Borrower subject to the conditions set forth herein (including the conditions set forth in Section 6.2 and the other terms of this Section 2.2). Without limiting the generality of the foregoing, an Issuing Bank’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions set forth herein (including the conditions set forth in Section 6.2 and the other terms of this Section 2.2) and an Issuing Bank will not issue, amend or extend the expiration date of any Letter of Credit if any Bank notifies such Issuing Bank of any failure to satisfy or otherwise comply with such conditions and terms and directs such Issuing Bank not to take such action. In the event any Letter(s) of Credit are outstanding at the time that Borrower is required to prepay or repay the Obligations, Borrower shall (A) cause such Letter(s) of Credit to be surrendered and delivered to the Issuing Bank for cancellation, (B) cause a financial institution acceptable to the Issuing Bank in its sole discretion to issue, for the benefit of the Issuing Bank, a sight draft letter of credit in amount, form and substance acceptable to the Issuing Bank in its sole discretion in order to backstop the Letter(s) of Credit, or (C) (1) deposit with the Issuing Bank, cash in an amount equal to one hundred and five percent (105%) of the aggregate L/C Obligations to be available to Issuing Bank to reimburse payments of drafts drawn under such Letter(s) of Credit and pay any fees and expenses related thereto and (2) prepay the fee payable with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower, together with the sight draft letters of credit described in clause (B) and the deposit described in the preceding clause (C)(1) to the extent not previously applied by the Issuing Bank in the manner described herein.

(c) The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of Borrower to reimburse the applicable Issuing Bank for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed, to the extent not inconsistent with this Agreement, by the Master Letter of Credit Agreement and the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the applicable Issuing Bank’s principal office as set forth on Schedule 11.8 by no later than 1:30 p.m. (Eastern time) on the date when such drawing is paid or, if such drawing was paid after 12:30 p.m. (Eastern time), by 11:30 a.m. (Eastern time) the next day. If Borrower does not make any such reimbursement payment on the date due (whether through a deemed request for a Base Rate Loan pursuant to Section 2.5(c) or otherwise) and the Banks fund their participations therein in the manner set forth in Section 2.2(d) below, then all payments thereafter received by an Issuing Bank in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) below. An Issuing Bank shall notify Borrower promptly of its intent to pay, or payment of, a drawing under a Letter of Credit.

(d) The Participating Interests. Each Bank, by its acceptance hereof, severally agrees to purchase from each Issuing Bank, and each Issuing Bank hereby agrees to sell to each such Bank, an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such Issuing Bank. Upon any failure by Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 2.2(c) above, or if an Issuing Bank is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank shall, not later than the Business Day it receives a demand from such Issuing Bank to such effect, if such demand is received before 2:00 p.m. (Eastern time), or not later than the following Business Day, if such demand is received after such time, pay to such Issuing Bank an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by such Issuing Bank to the date of such payment by such Bank a rate per annum equal to (i) from the date the related payment was made by such Issuing Bank to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. Each such Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the applicable Issuing Bank retaining its Percentage as a Bank hereunder.

The several obligations of the Banks to the Issuing Banks under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against Borrower, the Administrative Agent, the Issuing Banks, any Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction, increase or termination of any Commitment of any Bank, and each payment by a Bank under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Banks and the Administrative Agent shall be entitled to offset amounts received for the account of a Bank under the Credit Documents against unpaid amounts due from such Bank to the applicable Issuing Bank or the Administrative Agent, as applicable, hereunder (whether as fundings of participations, indemnities or otherwise).

(e) Indemnification. The Banks shall, to the extent of their respective Percentages, indemnify each Issuing Bank (to the extent not reimbursed by Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Issuing Bank’s gross negligence or willful misconduct) that an Issuing Bank may suffer or incur in connection with any Letter of Credit issued by it. The Issuing Banks shall be entitled to all of the rights and protections afforded the Administrative Agent under Section 10 hereof. The obligations of the Banks under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all other L/C Documents.

(f) Issuing Banks. Each Bank hereby appoints Bank of America, N.A. and each other Bank from time to time designated by Borrower as an Issuing Bank hereunder and hereby authorizes each such Issuing Bank to take such action as an Issuing Bank on its behalf and to exercise such powers under the Credit Documents as are delegated to the Issuing Banks by the terms thereof, together with such powers as are reasonably incidental thereto. The relationship between each of the Issuing Banks and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any other Credit Document shall be construed to constitute an Issuing Bank as a trustee or fiduciary for any Bank or the Borrower.

Section 2.3 Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a LIBOR Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day a fluctuating rate per annum equal to the greater of:

(i) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” (The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change); and

(ii) the sum of (A) the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (x) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (y) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent, plus (B) one-half of one percent (0.50%).

(b) LIBOR Loans. Each LIBOR Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“LIBOR Rate” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period..

“LIBOR Reserve Percentage” means for any Borrowing of LIBOR Loans from any Bank, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by such Bank during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on “LIBOR liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be “LIBOR liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to Obligations and the amount of all Obligations, and a determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error.

Section 2.4 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 and in integral multiples of $500,000. Each Borrowing of LIBOR Loans shall be in an amount not less than $2,000,000 and in integral multiples of $1,000,000; provided that a Borrowing of Base Rate Loans applied to pay a Reimbursement Obligation pursuant to Section 2.5(c) hereof shall be in an amount equal to such Reimbursement Obligation.

Section 2.5 Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Eastern time) (i) at least two (2) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of LIBOR Loans and (ii) at least one (1) Business Day before the date on which the Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.4’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Administrative Agent by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of LIBOR Loans into Base Rate Loans or of Base Rate Loans into LIBOR Loans must be given by no later than 11:00 a.m. (Eastern time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or facsimile notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. There may be no more than fifteen different Interest Periods in effect at any one time; provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.

(b) Notice to the Banks. The Administrative Agent shall give prompt telephonic or facsimile notice to each Bank of any notice from the Borrower received pursuant to Section 2.5(a) above. The Administrative Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of LIBOR Loans.

(c) Borrower’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period as a Base Rate Loan unless the Borrower has notified the Administrative Agent within the period required by Section 2.5(a) that it intends to convert such Borrowing into a Borrowing of LIBOR Loans or notifies the Administrative Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and has not notified the Administrative Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof. The Administrative Agent shall promptly notify the Banks of the Borrower’s failure to so give a notice under Section 2.5(a). In the event Borrower fails to give notice pursuant to Section 2.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Eastern time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, subject to Section 6.2 hereof, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 12:00 noon (Eastern time) on the date of any requested advance of a new Borrowing of LIBOR Loans, and not later than 1:00 p.m. (Eastern time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the Administrative Agent Office. The Administrative Agent shall make available to the Borrower Loans at the Administrative Agent’s Office or such other office as the Administrative Agent has previously agreed in writing to with the Borrower, in each case in the type of funds received by the Administrative Agent from the Banks.

(e) Administrative Agent Reliance on Bank Funding. Unless the Administrative Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Administrative Agent may assume that such Bank has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such amount is not received from such Bank by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan; provided that such a repayment by the Borrower shall not be subject to Section 2.11 hereof.

Section 2.6 Interest Periods. As provided in Section 2.5(a) hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of LIBOR Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of LIBOR Loans, 1, 2, 3, or 6 months thereafter; provided, however, that:

(a) any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b) for any Borrowing of LIBOR Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period for a Borrowing of LIBOR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.7 Maturity of Loans. Subject to the terms of Section 2.1(c) and unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), each Loan shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.8 Prepayments.

(a) The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof, (ii) if such Borrowing is of LIBOR Loans, in an amount not less than $2,000,000 and integral multiples of $1,000,000 in excess thereof and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) any Borrowing of LIBOR Loans upon three Business Days’ prior notice to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered to the Administrative Agent no later than 11:00 a.m. (Eastern time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of LIBOR Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. The Administrative Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b) At any time that the Borrower becomes aware, or should have become aware (pursuant to Borrower’s ordinary business practices) that the aggregate amount of outstanding Loans and L/C Obligations shall at any time for any reason exceed the Revolving Credit Commitments then in effect, the Borrower shall, immediately notify the Administrative Agent of this determination. Within two (2) Business Days of the delivery of the notice described in the preceding sentence, the Borrower shall, without further notice or demand, pay the amount of such excess to the Administrative Agent for the ratable benefit of the Banks as a prepayment of the Loans and, if necessary, a cash collateralization of the Letters of Credit. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.11.

Section 2.9 Default Rate. If any payment of principal on any Loan or other Obligation is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a) for any Base Rate Loan or Obligation other than a LIBOR Loan, the sum of two percent (2%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and

(b) for any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10 Evidence of Debt.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Bank under the Credit Documents, the Borrower shall promptly execute and deliver to such Bank a promissory note in the form of Exhibit 2.10 hereto (each such promissory note is hereinafter referred to as a “Note” and collectively such promissory notes are referred to as the “Notes”).

(b) The Register maintained by the Administrative Agent pursuant to Section 11.12(c) shall include a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Bank’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Bank in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Bank and, in the case of such account or accounts, such Bank, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Bank to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.11 Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(a) any payment (whether by acceleration or otherwise), prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a LIBOR Loan, or to convert a Base Rate Loan into a LIBOR Loan, on the date specified in a notice given pursuant to Section 2.5(a) or established pursuant to Section 2.5(c) hereof,

(c) any failure by the Borrower to make any payment of principal on any LIBOR Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a LIBOR Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.

Section 2.12 Revolving Credit Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) allocated ratably among the Banks in proportion to their respective Percentages; provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the amount of all Loans and all L/C Obligations then outstanding. The Administrative Agent shall give prompt notice to each Bank of any such termination of Revolving Credit Commitments. Any termination of Revolving Credit Commitments pursuant to this Section 2.12 may not be reinstated.

Section 2.13 Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the LIBOR Loans, additional interest on the related LIBOR Loans of such Bank at a rate per annum equal to the excess of (i)(A) the applicable LIBOR rate (or other base rate determined pursuant to Section 2.9(b)) divided by (B) one minus the LIBOR Reserve Percentage over (ii) the rate specified in clause (i)(A). Any computation by a Bank of such additional interest shall be conclusive absent manifest error. Any Bank wishing to require payment of such additional interest (x) shall notify the Borrower and the Administrative Agent that it is subject to LIBOR reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor regulation), in which case such additional interest on the LIBOR Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five (5) Business Days after the giving of such notice and (y) shall notify the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Loans of the amount then due under this Section.

Section 2.14 Arbitrage Compensation. If at the time of the making of any Loan hereunder, the interest rate payable hereunder in respect of such Loan is less than the rate (as determined by the Administrative Agent in consultation with the Borrower) at which funds of comparable term and amount are generally available to the Borrower in the commercial paper market (the “CP Rate”) (an “Arbitrage Condition”), the Borrower agrees to pay to the Administrative Agent for the account of each Bank arbitrage compensation on such Loan at a rate equal to the difference between the effective interest rate payable hereunder (inclusive of all fees) in respect of such Loan and the CP Rate as applied to such Loan. Such payments shall continue, at the time and in the manner set forth for payments of interest on such Loan, for as long as the Arbitrage Condition continues. Upon the termination of the Arbitrage Condition for any reason (as determined by the Administrative Agent in consultation with the Borrower), such payments shall no longer be due with respect to such Loan, even if a future Arbitrage Condition were to occur prior to repayment in full of such Loan.
SECTION 3. FEES.

Section 3.1 Fees.

(a) Commitment Fee. For the period from the Effective Date to and including the Termination Date, Borrower shall pay to the Administrative Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee accruing at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unused Revolving Credit Commitments. Such commitment fee is payable in arrears on June 30, 2006, on the last Business Day of each calendar quarter thereafter and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(b) Letter of Credit Fees.

(i) Borrower shall pay to the Administrative Agent for the account of each Bank letter of credit fees with respect to the Letters of Credit at a rate per annum equal to the L/C Fee Rate on the average daily maximum undrawn face amount of such outstanding Letters of Credit (including any Letters of Credit outstanding after the termination of the Commitments), computed in each case on a quarterly basis in arrears on the last Business Day of each calendar quarter and on the Termination Date.

(ii) Borrower shall pay to the Administrative Agent for the benefit of each Issuing Bank, as issuer of each Letter of Credit issued by such Issuing Bank, for the sole account of such Issuing Bank, a letter of credit fronting fee for each outstanding Letter of Credit issued by such Issuing Bank at the rate set forth in the BofA Fee Letter (or in the case of an Issuing Bank other that Bank of America, N.A., an amount to be agreed by the Borrower and such Issuing Bank and disclosed to the Administrative Agent) on the average daily maximum undrawn face amount of outstanding Letters of Credit (including any Letters of Credit outstanding after the termination of the Commitments), computed on the last Business Day of each calendar quarter and on the Termination Date.

(iii) The letter of credit fees payable under Section 3.1(b)(i) and the fronting fees payable under Section 3.1(b)(ii) shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, and on the Termination Date, and if the Commitments are terminated in whole on an earlier date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(iv) Borrower shall pay to each Issuing Bank from time to time on demand the standard costs and charges of such Issuing Bank relating to letters of credit as from time to time in effect. Each Issuing Bank shall provide the Borrower with a schedule of such costs and charges in effect from time to time.

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent for the sole account of the Administrative Agent the fees set forth in the BofA Fee Letter or as otherwise agreed to by the parties to the BofA Fee Letter.

(d) Arranger Fees. Borrower shall pay to the Arrangers for the accounts of the Arrangers (and no other Persons) the fees agreed to among the Arrangers and Borrower in the Joint Fee Letter or as otherwise agreed in writing among them.

(e) Participation Fee. Borrower shall pay to each Bank for the account of each such Bank on the Effective Date a participation fee equal to .05% of such Bank’s Revolving Credit Commitment.

(f) Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Administrative Agent and shall be conclusive absent manifest error.

Section 3.2 Replacement of Banks. If any Bank requests compensation pursuant to Section 9.3 or 11.1 hereof, or any Bank’s obligations to make Loans shall be suspended pursuant to Section 9.1 or 9.2 hereof, or any Bank becomes a Defaulting Bank pursuant to Section 11.13 hereof (any such Bank requesting such compensation, or whose obligations are so suspended, or that becomes and remains a Defaulting Bank being herein called a “Subject Bank”), the Borrower, upon three Business Days’ notice to the Administrative Agent and the Subject Bank, may require that such Subject Bank enter into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent which transfers all of its right, title and interest under this Agreement and such Subject Bank’s Note to any bank or other financial institution (a “Proposed Bank”) identified by the Borrower that is satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have received an assignment fee in accordance with Section 11.12(b), (ii) such Proposed Bank agrees to assume all of the obligations of such Subject Bank hereunder, and to purchase all of such Subject Bank’s Loans for a consideration equal to the aggregate outstanding principal amount of such Subject Bank’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Subject Bank of all other amounts payable hereunder to such Subject Bank on or prior to the date of such transfer (including any fees accrued hereunder, any requested compensation pursuant to Section 9.3 or 11.1 hereof and any amounts that would be payable under Section 2.11 hereof as if all of such Subject Bank’s Loans were being prepaid in full on such date), (iii) if such Subject Bank has requested compensation pursuant to Section 9.3 or 11.1 hereof, such Proposed Bank’s aggregate requested compensation, if any, pursuant to said Section 9.3 or 11.1 with respect to such Subject Bank’s Loans is lower than that of the Subject Bank, and thereupon such Proposed Bank shall be a “Bank” for all purposes of this Agreement and (iv) such assignment does not conflict with applicable laws.

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.
Section 4.1 Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations and other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower to the Administrative Agent or the applicable Issuing Bank if such payment is being made with respect to a Reimbursement Obligation, by no later than 1:30 p.m. (Eastern time) on the due date thereof at the principal office of the Administrative Agent or the applicable Issuing Bank, as applicable, as set forth on Schedule 11.8 hereof (or such other location in the United States as the Administrative Agent or the applicable Issuing Bank, as applicable, may designate to the Borrower) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 2.2(c) hereof, in each case for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent or the Issuing Bank on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, counterclaim, levy, or any other deduction of any kind in U.S. Dollars, in immediately available funds at the place of payment. The Administrative Agent or the applicable Issuing Bank, as applicable, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:
Section 5.1 Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the State of Illinois; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and, in good standing in each jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2 Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof (and to have applied) for the issuance of the Letters of Credit, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

Section 5.3 Financial Statements. All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for each of the Borrower’s fiscal years ending on or before September 30, 2005, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in the financial statements or in comments or footnotes thereto, or in any report supplementary thereto, most recently furnished to the Banks as of the time such representation and warranty is made, including reports of the Borrower filed with the SEC from time to time. Since September 30, 2005 through the Effective Date, there has been no event or series of events which has resulted in a Material Adverse Effect.

Section 5.4 Approvals. No authorization, approval, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party.

Section 5.5 ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.6 Government Regulation. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.7 Margin Stock; Proceeds. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan or any Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System. The Borrower is not subject to regulation under the Investment Company Act of 1940. In addition, the Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940. Proceeds of the Loans and the Letters of Credit will only be used to backstop commercial paper issued by the Borrower and for general corporate purposes.

Section 5.8 Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, to the best of the Borrower’s knowledge, after due inquiry, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified.

SECTION 6. CONDITIONS PRECEDENT.

The obligation of each Bank to advance any Loan, or of an Issuing Bank to issue, extend the expiration date of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

Section 6.1 Initial Credit Event. Before or concurrently with the Effective Date:

(a) The Administrative Agent shall have received the favorable written opinion of counsel to the Borrower reasonably acceptable to Administrative Agent and in substantially the form attached hereto as Exhibit 6.1 hereto;

(b) The Administrative Agent shall have received copies of (i) the Articles of Incorporation, together with all amendments, recently certified by the appropriate governmental authority and (ii) the Borrower’s bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c) The Administrative Agent shall have received copies of resolutions of the Borrower’s Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or an Assistant Secretary;

(d) The Administrative Agent shall have received for each Bank that has requested one, such Bank’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;

(e) The Administrative Agent shall have received a duly executed original of (i) this Agreement, (ii) a list of the Borrower’s Authorized Representatives and (iii) such other documents as the Administrative Agent may reasonably request on behalf of any Bank;

(f) The Administrative Agent shall have received a certificate by the chief financial officer of the Borrower, stating that on the Effective Date no Default or Event of Default has occurred and is continuing, that all representations and warranties set forth herein are true and correct as of such date, and that the Existing Credit Agreement has been terminated (and by its execution hereof each Bank party to the Existing Credit Agreement agrees that the Existing Credit Agreement is terminated);

(g) With respect to all Indebtedness and other obligations, absolute or contingent, under the Existing Credit Agreement, a payoff letter from the agent for the lenders thereunder in form and substance reasonably satisfactory to the Administrative Agent, together with such termination statements, releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of such agent securing such obligations which is to be paid off on the Effective Date as the Administrative Agent may reasonably request, duly executed and in form and substance reasonably satisfactory to the Administrative Agent;

(h) The Administrative Agent shall have received a duly executed original of the Fee Letters together with any fees then payable thereunder, and each Bank shall have received its participation fee; and

(i) The Administrative Agent shall have received a duly executed Compliance Certificate containing information as of March 31, 2006.

Section 6.2 All Credit Events. As of the time of each Credit Event hereunder:

(a) In the case of any Loan, the Administrative Agent shall have received the notice required by Section 2.5 hereof. In the case of the issuance of any Letter of Credit, the applicable Issuing Bank shall have received the request for such Letter of Credit required by Section 2.2(b), and a duly completed Application for a Letter of Credit. In the case of an extension or increase in the amount of a Letter of Credit, the applicable Issuing Bank shall have received a written request therefor, in a form acceptable to such Issuing Bank

(b) Each of the representations and warranties set forth in Section 5 hereof (except the last sentence of Section 5.3) shall be and remain true and correct in all material respects as of said time, taking into account any amendments to such Section (including without limitation any amendments, modifications and updates to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date; and

(c) The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

Each request for a Borrowing consisting of an advance of a Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.

SECTION 7. COVENANTS.

The Borrower covenants and agrees that, so long as any Note, Loan or L/C Obligation is outstanding hereunder, or any Revolving Credit Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

Section 7.1 Corporate Existence. Borrower shall preserve and maintain its corporate existence.

Section 7.2 ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries’ intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.2.

Section 7.3 Financial Reports and Other Information.

(a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower as any Bank may reasonably request; and without any request, the Borrower will furnish each of the following to the Administrative Agent:

(i) within one hundred twenty (120) days after the end of its fiscal year of the Borrower, a copy of the Borrower’s financial statements for such fiscal year, including the consolidated balance sheet of the Borrower for such year and the related statement of income and statement of cash flow, as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants’ opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(ii) within sixty (60) days after the end of each of the three quarterly fiscal periods of the Borrower during the term hereof, a consolidated unaudited balance sheet of the Borrower, and the related statement of income and statement of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower’s chief financial officer as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby; and

(iii) within five (5) days after Borrower files a Form 8-K with the SEC, a copy of said form 8-K.

(b) Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 7.3 shall be accompanied by (i) a written certificate signed by the Borrower’s chief financial officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, and (ii) a Compliance Certificate in the form of Exhibit 7.3 hereto showing the Borrower’s compliance with the covenants set forth in Sections 7.5 and 7.6 hereof.

(c) The Borrower will promptly (and in any event within five Business Days after an officer of the Borrower has knowledge thereof) give notice to the Administrative Agent and each Bank of the occurrence of any Default or Event of Default.

The Borrower hereby acknowledges that (A) the Administrative Agent and/or the Arrangers will make available to the Banks and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Bank”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.21); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 7.4 Regulation U; Proceeds. The Borrower will not use any part of the proceeds of any of the Borrowings or any of the credit provided by Letters of Credit, directly or indirectly to purchase or carry any margin stock (as defined in Section 5.7 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will only use proceeds of the Loans for general corporate purposes.

Section 7.5 Sales of Assets.

(a) The Borrower will not during the term of this Agreement sell, lease or otherwise dispose of more that (i) thirty-five percent (35%) of the consolidated fixed assets of the Borrower or (ii) fifteen percent (15%) of the consolidated "regulated assets" of the Borrower. For purposes of this Section 7.5(a) the amount of consolidated fixed assets shall be determined using the net book value of such assets at the time of such sale, lease or disposition.

(b) The Borrower will not during the term of this Agreement sell, transfer or otherwise dispose of, or permit any Subsidiary to issue, sell, transfer or otherwise dispose of, more than twenty percent (20%) of any of its public utility Subsidiaries' shares of stock of any class (including as “stock” for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock).

Section 7.6 Capital Ratio. The Borrower will not at any time permit the Capital Ratio to exceed 0.65 to 1.00.

Section 7.7 Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that the Borrower shall not be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 7.8 Mergers and Consolidations. The Borrower will not, and will not permit any public utility Subsidiary, to consolidate with or be a party to merger with any other Person; provided, however, that the Borrower or any public utility Subsidiary of the Borrower may, upon prior notice to the Agent, enter into one or more mergers or acquisitions with any other Person so long as (a) in the case of the Borrower, the Borrower is the surviving entity and (b) in the case of a public utility Subsidiary of the Borrower, the Borrower will at all times continue to own at least 80% of the equity securities of such public utility Subsidiary.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) non-payment (i) when due of the principal of any Loan or any Reimbursement Obligation or (ii) in the payment of fees, interest or of any other Obligation within five (5) days of the due date;

(b) default by the Borrower in the observance or performance of any covenant set forth in Section 7.1 or (ii) Section 7.3(c), Section 7.4 through 7.6 hereof;

(c) default by the Borrower in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent, provided that, with respect only to Section 7.7, if Borrower has made good faith efforts to cure such default, then the Borrower shall be afforded an additional period of time to cure such default, such additional cure period not to exceed thirty (30) days;

(d) failure to pay when due Indebtedness in an aggregate principal amount of $15,000,000 or more of the Borrower, or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower in an aggregate principal amount of $15,000,000 or more and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding;

(e) representation or warranty made herein or in any other Credit Document by the Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f) Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency and such action continues undischarged or is not dismissed or stayed for a period of sixty (60) days, (ii) fail to pay its debts generally as they become due and such failure to pay would constitute an Event of Default under Section 8.1(d) or admit in writing its inability to pay its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g) Custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(v) shall be instituted against the Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h) the Borrower shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $15,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon; or

(i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable, to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

Section 8.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower if so directed by the Required Banks: (a) terminate the remaining Revolving Credit Commitments and all other obligations of the Banks hereunder (other than the obligations of the Banks under section 11.21 hereof) on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind and (c) demand that Borrower immediately pay to the Administrative Agent, subject to Section 8.4, the full amount then available for drawing under each or any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3 Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 8.4 Expenses. The Borrower agrees to pay to the Administrative Agent, the Issuing Banks and each Bank, and any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Administrative Agent, the Issuing Bank or such Bank or any such holder, including reasonable attorneys’ fees (including reasonable allocable fees of in-house counsel) and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

SECTION 9. CHANGE IN CIRCUMSTANCES.
Section 9.1 Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain LIBOR Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank’s obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loans from such Bank by means of Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

Section 9.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the LIBOR interbank market for such Interest Period, or that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, or

(b) Banks having twenty five percent (25%) or more of the aggregate amount of the Revolving Credit Commitments reasonably determine and so advise the Administrative Agent that LIBOR Rate as reasonably determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its LIBOR Loans or Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make LIBOR Loans shall be suspended.

Section 9.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its LIBOR Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make LIBOR Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its LIBOR Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its LIBOR Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make LIBOR Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its LIBOR Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make LIBOR Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any LIBOR Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall refund such amount or amounts to Borrower without interest.

(b) If, after the date hereof, any Bank or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) Each Bank that determines to seek compensation under this Section 9.3 shall notify the Borrower and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. No Bank shall be entitled to demand compensation under this Section 9.3 for any period more than 90 days prior to the day on which such demand is made; provided however, that the foregoing shall in no way limit the right of any Bank to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Bank in good faith, shall be conclusive and binding for all purposes, absent manifest error.

Section 9.4  Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.

Section 9.5 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits in the LIBOR interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

SECTION 10. THE ADMINISTRATIVE AGENT.

Section 10.1 Appointment and Authority.  Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 10.2 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

Section 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.13 and Section 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Bank or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.15 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 10.7 Non-Reliance on Administrative Agent and Other Banks. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties; Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or the Issuing Bank hereunder.

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Administrative Agent under 3.1 and 11.15) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 11.15.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Bank or the Issuing Bank in any such proceeding.

SECTION 11. MISCELLANEOUS.

Section 11.1 Withholding Taxes.

(a) Payments Free of Withholding. Subject to Section 11.1(b) hereof, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Administrative Agent or that Bank for that payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Administrative Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Bank or Administrative Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Bank or Administrative Agent determines is attributable to such deduction or withholding and which will leave such Bank or Administrative Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Administrative Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

(b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W8BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W8ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Bank and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

(c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Administrative Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.1. or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Administrative Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 11.2 No Waiver of Rights. No delay or failure on the part of the Administrative Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Administrative Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3 Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4 Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
Section 11.5 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 11.6 Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.
Section 11.7 Set-Off.

(a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b) Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 11.7(b), amounts owed to or recovered by, an Issuing Bank in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by such Issuing Bank as a Bank hereunder.

Section 11.8 Notices; Effectiveness, Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.8; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Banks and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Bank pursuant to Section 2 if such Bank or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.

(e) Reliance by Administrative Agent, Issuing Bank and Banks. The Administrative Agent, the Issuing Banks and the Banks shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.9 Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart via facsimile or other electronic means shall for all purposes be deemed as effective as delivery of an original counterpart.

Section 11.10 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors, and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

Section 11.11 [Intentionally Omitted].

Section 11.12 Assignments, Participations, Etc.

(a) Successors and Assigns Generally
. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the affiliates of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (and the remaining aggregate amount of the Revolving Credit Commitment of such assigning Bank shall not be less than $5,000,000 after giving effect to such assignment), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan, L/C Obligations or the Revolving Credit Commitment assigned;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the Issuing Bank and, so long as no Event of Default has occurred and is continuing, the Borrower, unless the Person that is the proposed assignee is itself an Eligible Assignee, which approval shall not be unreasonably withheld;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.12; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vi) no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office identified in Section 11.8 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank at any reasonable time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.13(i) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 9.3 and Section 11.7 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Bank granting a participation under this Section 11.11(d) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each participant, specifying such participant’s entitlement to payments of principal and interest with respect to such participation.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11, Section 9.3 or Section 11.7 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign Bank if it were a Bank shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Bank.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof arising out of any claim relating to the Credit Documents. In addition, notwithstanding anything to the contrary contained in this Section 11.12(b), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

Section 11.13 Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 11.13 shall (A) increase, decrease or extend any Revolving Credit Commitment of any Bank without the consent of such Bank except as permitted by Section 2.1 or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder without the consent of each Bank; and

(ii) no amendment or waiver pursuant to this Section 11.13 shall, unless signed by each Bank, change this Section 11.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

Anything in this Agreement to the contrary notwithstanding, if any time when the conditions precedent set forth in Section 6.2 hereof to any Loan hereunder are satisfied, any Bank shall fail to fulfill its obligations to make such Loan (any such Bank, a “Defaulting Bank”) then, for so long as such failure shall continue, the Defaulting Bank shall (unless the Borrower and the Required Banks determined as if the Defaulting Bank were not a Bank hereunder, shall otherwise consent in writing) be deemed for all purposes related to amendments, modifications, waivers or consents under this Agreement (other than amendments or waivers referred to in clause (i) and (ii) above) to have no Loans or Revolving Credit Commitments, shall not be treated as a Bank hereunder when performing the computation of the Required Banks.

Section 11.14 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.15 Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent and the Arrangers in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Arrangers, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Administrative Agent, the Issuing Banks, and their respective directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent, an Issuing Bank or a Bank at any time, shall reimburse the Administrative Agent, such Issuing Bank or Bank for any reasonable legal or other expenses (including reasonable allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

Section 11.16 [Reserved].

Section 11.17 Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.
Section 11.18 Construction. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.19 Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 11.20 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN THE CITY OF CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.21 Confidentiality. Each of the Administrative Agent, the Banks and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty's professional advisor) under any swap contract relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, the Issuing Banks or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, other than any such information that is available to the Administrative Agent, any Bank or the Issuing Banks on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

Section 11.22 Patriot Act. As required by federal law or the Administrative Agent or a Bank’s policies and practices, the Administrative Agent or a Bank shall need to collect, and the Borrower shall deliver, upon reasonable request of the Administrative Agent or any Bank, certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

Section 11.23 Rights and Liabilities of Syndication Agent and Arrangers. Neither the Syndication Agent nor any Arranger have any special rights, powers, obligations, liabilities, responsibilities or duties under this Agreement as a result of acting in the capacity of Syndication Agent or Arranger, as applicable, other than those applicable to them in their capacity as Banks hereunder (if any). Without limiting the foregoing, neither the Syndication Agent nor any Arranger shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments and undertakings with respect to the Syndication Agent and each Arranger as it makes with respect to the liability of the Administrative Agent and any directors, officers, agents and employees of the Administrative Agent in Section 10.

Section 11.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Arrangers has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

- Remainder of Page Intentionally Left Blank; Signature Pages Follow -

In Witness Whereof, the parties hereto have caused this Credit Agreement to be duly executed and by their duly authorized officers as of the day and year first above written.

BORROWER	PEOPLES ENERGY CORPORATION,
as Borrower

By: /s/ D. M. Ruschau
Name: Douglas M. Ruschau
Title: Vice President & Treasurer

Peoples Energy Corporation
Credit Agreement

ADMINSTRATIVE AGENT	BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Todd MacNeill
Name: Todd MacNeill
Title: Vice President, Agency Management Officer III

Peoples Energy Corporation
Credit Agreement

BANKS	BANK OF AMERICA, N.A.,
as a Bank and an Issuing Bank

By: /s/ Richard D. Hill, Jr.
Name: Richard D. Hill, Jr.
Title: Managing Director

Peoples Energy Corporation
Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Bank

By: /s/ Gabriel Simon
Name: Gabriel Simon
Title: Assistant Vice President

Peoples Energy Corporation
Credit Agreement

ABN AMRO BANK, N.V.,
as a Bank

By: /s/ John Reed
Name: John Reed
Title: Director

By: /s/ M. Aamir Khan
Name: M. Aamir Khan
Title: Assistant Vice President

Peoples Energy Corporation
Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH,
as a Bank

By: /s/ Tsuguyuki Umene
Name: Tsuguyuki Umene
Title: Deputy General Manager

Peoples Energy Corporation
Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By: /s/ R. Michael Newton
Name: R. Michael Newton
Title: Vice President

Peoples Energy Corporation
Credit Agreement

CITIBANK, N.A.,
as a Bank

By: /s/ David E. Hunt
Name: David E. Hunt
Title: Attorney-in-Fact

Peoples Energy Corporation
Credit Agreement

MORGAN STANLEY BANK,
as a Bank

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President, Morgan Stanley Bank

Peoples Energy Corporation
Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Bank

By: /s/ Peter Hallan
Name: Peter Hallan
Title: Vice President

Peoples Energy Corporation
Credit Agreement

SUNTRUST BANK,
as a Bank

By: /s/ Kelley B. Brandenburg
Name: Kelley B. Brandenburg
Title: Vice President

Peoples Energy Corporation
Credit Agreement

HARRIS NESBITT FINANCING, INC.,
as a Bank

By: /s/ Ian M. Plester
Name: Ian M. Plester
Title: Director

Peoples Energy Corporation
Credit Agreement

FIFTH THIRD BANK (CHICAGO), A MICHIGAN BANK CORPORATION,
as a Bank

By: /s/ Kim Puszczewicz
Name: Kim Puszczewicz
Title: Vice President

Peoples Energy Corporation
Credit Agreement

UBS LOAN FINANCE LLC,
as a Bank

By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

Peoples Energy Corporation
Credit Agreement

SCHEDULE 1.1
INTEREST RATES AND FEES

S & P/ Moody's Senior	A/A2 or	A-/A3	BBB+/	BBB/	BBB-/	lower than
Unsecured Rating	higher		Baa1	Baa2	Baa3	BBB-/ Baa3
Commitment Fee Rate	6.0	7.0	8.0	10.0	12.5	20.0
Base Rate Margin	0.0	0.0	0.0	0.0	0.0	0.0
LIBOR Margin	25.0	30.0	40.0	50.0	62.5	87.5

Any change in a Credit Rating of the Borrower (and if applicable, any change in fees or interest payable hereunder based on such Credit Rating), shall be effective as of the date such change is announced by the applicable rating agency.

* If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating level one below the higher level will apply. If at any time the Borrower has no Moody's rating or no Standard & Poors' rating, the "Lower than BBB-/Baa3" level will apply; provided, however, that in such event the Borrower may propose an alternative rating agency or mechanism in replacement thereof, subject to the written consent of the Required Banks, such consent not to be unreasonably withheld, delayed or conditioned.

SCHEDULE 2.1
REVOLVING CREDIT COMMITMENT

Bank	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Bank of America, N.A.	$45,000,000.00	11.250000000%
JPMorgan Chase Bank, N.A.	$45,000,000.00	11.250000000%
ABN AMRO Bank, N.V.	$45,000,000.00	11.250000000%
The Bank of Tokyo - Mitsubishi UFJ, Ltd., Chicago Branch	$35,000,000.00	8.750000000%
U.S. Bank National Association	$35,000,000.00	8.750000000%
Citibank, N.A.	$30,000,000.00	7.500000000%
Morgan Stanley Bank	$30,000,000.00	7.500000000%
The Northern Trust Company	$30,000,000.00	7.500000000%
SunTrust Bank	$30,000,000.00	7.500000000%
Harris Nesbitt Financing, Inc.	$25,000,000.00	6.250000000%
Fifth Third Bank (Chicago), A Michigan Bank Corporation	$25,000,000.00	6.250000000%
UBS Loan Finance LLC	$25,000,000.00	6.250000000%
Total	$400,000,000.00	100.000000000%

SCHEDULE 11.8
NOTICES

BORROWER

Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois 60601
Attention: Vice President, Finance
Facsimile: 312.373.4123
Telephone: 312.240.3818

ADMINISTRATIVE AGENT

Agency Servicing contact (daily borrowing/repaying activity):

Lewis Walker
Telephone: (704) 387-1184
Fax: (704) 409-0019

Wire Instructions

Bank of America, N.A.
New York, NY

ABA#: 026-009-593
Acct.# 136-621-225-0600
Attn: Credit Services
Ref: People's Energy

Agency Management contact:

Todd Mac Neill
Agency Officer
Bank of America
100 Federal Street
Boston, MA 02110
Mail Code: MA5-100-11-02
Telephone: (617) 434-6842
Fax: (617) 790-1361
Email: todd.g.macneill@bankofamerica.com

Letters of Credit contact:

Al Malave
Bank of America
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton,PA 18507
Telephone: (570) 330-4212
Fax: (570) 330-4186
Email: alfonso.malave@bankofamerica.com

SCHEDULE 11.12

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an "Assignment Fee") in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or	-0-
suballocations to members of an Assignee Group
(or from members of an Assignee Group, as
applicable)
Each additional concurrent assignment or	$500
suballocation to a member of such Assignee
Group (or from a member of such Assignee
Group, as applicable)

EXHIBIT 2.10
FORM OF NOTE

__________ ___, 2006

FOR VALUE RECEIVED, the undersigned, Peoples Energy Corporation, an Illinois corporation (the "Borrower"), promises to pay to the order of [___________] (the "Bank") on the Termination Date of the hereinafter defined Credit Agreement, or such earlier date as provided in the Credit Agreement or this Note, of Bank of America, N.A., in U.S. Dollars, in accordance with Section 4.1 of the Credit Agreement, the aggregate unpaid principal of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a LIBOR Loan and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Credit Agreement dated as of ________ ___, 2006, by and among the Borrower, Bank of America, N.A., as Administrative Agent, and the Banks party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. This Note may only be conveyed, transferred, assigned or otherwise negotiated to a holder in accordance with the terms of the Credit Agreement. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

PEOPLES ENERGY CORPORATION

By: ________________________________

Name: ______________________________

Title: _______________________________

EXHIBIT 6.1
FORM OF OPINION

[LETTERHEAD OF BORROWER'S COUNSEL]

June 13, 2006

The financial institutions party to that certain
Credit Agreement dated as of June 13,2006
c/o Bank of America, N.A., as Administrative Agent
100 Federal Street, MA5-100-09-08
Boston, MA 02110

Re: Peoples Energy Corporation

Ladies and Gentlemen:

We have acted as legal counsel to Peoples Energy Corporation, an Illinois corporation (the "Borrower"), in connection with the transactions contemplated by the unsecured revolving credit facility established by that certain Credit Agreement dated as of the date hereof (the "Credit Agreement") among the Borrower, the financial institutions from time to time party thereto (each a "Bank," and collectively the "Banks"), Bank of America, N.A., in its capacity as administrative agent for the Banks, JPMorgan Chase Bank, N.A., in its capacity as syndication agent for the Banks, ABN AMRO Incorporated, U.S. Bank National Association, The Bank of Tokyo-Mitsubishi, Ltd. Chicago Branch, Banc of America Securities LLC, and J.P. Morgan Securities Inc. This opinion is furnished to you pursuant to Section 6.1(a) of the Credit Agreement. Unless otherwise defined herein, terms used herein have the meanings provided for in the Credit Agreement.

I. Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Credit Agreement dated the date hereof, including the exhibits and schedules thereto; and

(b) the Notes delivered pursuant to Section 6.1(d) of the Credit Agreement.

The documents referred to in clauses (a) and (b) above are referred to collectively as the "Subject Documents".

In addition, we have examined the following:

(i) originals, or copies identified to our satisfaction as being true copies, of such records, documents and other instruments as we have deemed necessary for the purposes of this opinion letter;

(ii) a certificate from the secretary or other appropriate representative of the Borrower certifying in each instance as to true and correct copies of the Articles of Incorporation and By-Laws of the Borrower (the "Organizational Documents") and copies of the resolutions adopted by the Board of Directors, and as to the incumbency and specimen signatures of officers or other persons authorized to execute the Subject Documents on behalf of the Borrower;

(iii) a certificate issued by the Secretary of State of the State of Illinois attesting to the continued existence and good standing of the Borrower in such state (the "Good Standing Certificate");

(iv) a certificate of the Chief Financial Officer of the Borrower delivered pursuant to Section 6.1(f) of the Credit Agreement;

(v) a Compliance Certificate delivered pursuant to Section 6.1(i) of the Credit Agreement; and

(vi) a Certificate of the Borrower, a copy of which is attached as Annex A hereto (the "Borrower's Certificate"), together with the agreements and instruments referred to therein (collectively, the "Reviewed Agreements").

II. Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, with your permission and without independent investigation, that:

(a) Factual Matters. With regard to factual matters, to the extent that we have reviewed and relied upon (i) certificates of the Borrower, (ii) representations of the Borrower set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate;

(b) Contrary Knowledge of Addressee. No addressee of this opinion letter has any actual knowledge that any of our factual assumptions or opinions is inaccurate;

(c) Signatures. The signatures of individuals signing the Subject Documents (other than individuals signing on behalf of the Borrower) are genuine and authorized;

(d) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate and all documents submitted to us as copies conform to authentic original documents;

(e) Capacity of Certain Parties. All parties to the Subject Documents (other than the Borrower) have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder;

(f) Subject Documents Binding on Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate or other action on the part of the parties thereto (other than the Borrower), have been duly executed and delivered by such parties and are legal, valid and binding obligations enforceable against such parties in accordance with their terms;

(g) Consents for Certain Parties. All necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) which are required as a condition to the execution and delivery of the Subject Documents by the parties thereto (other than the Borrower) and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

(h) Accurate Description of Parties' Understanding. The Subject Documents accurately describe and contain the mutual understanding of the parties, and there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof.

III. Our Opinions

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that:

(a) Organizational Status. Based solely upon the Good Standing Certificate, the Borrower is validly existing and in good standing under the laws of the State of Illinois as of the date set forth in the Good Standing Certificate.

(b) Power and Authority. The Borrower has the organizational power and authority to execute, deliver and perform the terms and provisions of each Subject Document and has taken all necessary organizational action to authorize the execution, delivery and performance thereof.

(c) Execution, Validity and Enforceability. The Borrower has duly executed and delivered each Subject Document and each Subject Document constitutes its valid, binding and enforceable obligation.

(d) Noncontravention. Neither the execution, delivery and performance by the Borrower of any Subject Document, nor the compliance by the Borrower with the terms and provisions thereof: (i) violates any present law, statute or regulation of the State of Illinois or the United States that, in each case, is applicable to the Borrower; (ii) violates any provision of the Organizational Documents of the Borrower; or (iii) results in any breach of any of the terms of, or constitutes a default under, any of the Reviewed Agreements or results in the creation or imposition of any lien, security interest or other encumbrance (except as contemplated by the Subject Documents) upon any assets of the Borrower pursuant to the terms of any of the Reviewed Agreements.

(e) Governmental Approvals. No consent, approval or authorization of, or filing with, any governmental authority of the State of Illinois or the United States that, in each case, is applicable to the Borrower is required for (i) the due execution, delivery and performance by the Borrower of any Subject Document or (ii) the validity, binding effect or enforceability of any Subject Document, except for such consents, approvals, authorizations or filings (A) as have previously been obtained by the Borrower and (B) as may be required to be obtained or made by the Bank as a result of its involvement in the transactions contemplated by the Subject Documents.

(f) The Borrower is not a public utility within the meaning of Section 3-105 of the Illinois Public Utilities Act (the "Act"), 220 ILCS 5/1-101 et seq., 220 ILCS 5/3-105.

IV. Exclusions

We call your attention to the following matters as to which we express no opinion:

(a) Indemnification. Any agreement of the Borrower in a Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities that is contrary to public policy or applicable law;

(b) Fraudulent Transfer. The effect, if applicable, of fraudulent conveyance, fraudulent transfer and preferential transfer laws and principles of equitable subordination;

(c) Jurisdiction, Venue, etc. Any agreement by the Borrower in a Subject Document to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Borrower regarding the choice of law governing a Subject Document;

(d) Trust Relationship. The creation of any trust relationship by the Borrower on behalf of any Bank;

(e) Certain Laws. State securities and Blue Sky laws or regulations, federal and state banking laws and regulations, pension and employee benefit laws and regulations, federal and state environmental laws and regulations, federal and state tax laws and regulations, federal and state health and occupational safety laws and regulations, building code, zoning, subdivision and other laws and regulations governing the development, use and occupancy of real property, federal and state antitrust and unfair competition laws and regulations, and the effect of any of the foregoing on any of the opinions expressed herein;

(f) Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of the State of Illinois;

(g) Certain Agreements of Borrower. Any agreement of the Borrower in a Subject Document providing for:

(i) specific performance of the Borrower's obligations;

(ii) establishment of a contractual rate of interest payable after judgment;

(iii) the granting of any power of attorney; or

(iv) survival of liabilities and obligations of any party under any of the Subject Documents arising after the effective date of termination of the Credit Agreement; or

(h) Remedies. Any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

V. Qualifications and Limitations

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the federal law of the United States and the laws of the State of Illinois, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences and fraudulent transfers or conveyances), reorganization, moratorium and other similar laws affecting creditors' rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document. Further, a court may refuse to enforce a covenant if and to the extent that it deems such covenant to be violative of applicable public policy, including, for example, provisions requiring indemnification of the Banks against liability for its own wrongful or negligent acts.

(d) Noncontravention and Governmental Approvals. With respect to the opinions expressed in paragraphs III-(d)(i), III-(e) and III-(f), our opinions are limited (i) to our knowledge, if any, of the Borrower's specially regulated business activities and properties based solely upon the Borrower's Certificate in respect of such matters and without any independent investigation or verification on our part and (ii) to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents. For this paragraph, "our knowledge" means the actual knowledge of the particular Ungaretti & Harris LLP attorneys who have represented the Borrower in connection with the Subject Documents and who have given substantive attention to the preparation and negotiation thereof - namely, John G. Nassos and Michael J. Winiger. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

(e) Reviewed Agreements. With respect to our opinion in paragraph III-(d)(iii), we have assumed that the law governing each Reviewed Agreement would have the same effect as the law of the State of Illinois, and we express no opinion as to any violation not readily ascertainable from the face of any Reviewed Agreement or arising from any cross-default provision insofar as it relates to a default under an agreement that is not a Reviewed Agreement or arising under a covenant of a financial or numerical nature or requiring computation.

(f) Material Changes to Terms. Provisions in the Subject Documents which provide that any obligations of the Borrower will not be affected by the action or failure to act on the part of the Banks or by an amendment or waiver of the provisions contained in the other Subject Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the Banks and the Borrower.

(g) Incorporated Documents. This opinion does not relate to (and we have not reviewed) any documents or instruments other than the Subject Documents and the Reviewed Agreements, and we express no opinion as to such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any of the Subject Documents) or as to the interplay between the Subject Documents and any such other documents and instruments.

(h) Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae or calculations in the Subject Documents, and we render no opinion with regard to the accuracy, validity or enforceability of any of them.

VI. Reliance on Opinions

The foregoing opinions are being furnished to the Administrative Agent and the Banks for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon for any other purpose without our prior written consent; provided, however, this opinion letter may be relied upon by any Eligible Assignee who becomes a Bank under the Credit Agreement. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours,

UNGARETTI & HARRIS LLP

Annex A

[To be attached]

EXHIBIT 7.3
FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Bank of America, N.A., as Administrative Agent pursuant to the Credit Agreement (the "Credit Agreement") dated as of ________ ___, 2006, by and among Peoples Energy Corporation, the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected or appointed __________ of Peoples Energy Corporation;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Peoples Energy Corporation and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below. Without limitation to the foregoing, except as noted below the Borrower is in compliance with Section 7.5 and Section 7.6 of the Credit Agreement; and

4. Schedule I attached hereto sets forth (i) financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct, and are made in accordance with the terms of the Credit Agreement, and (ii) the list of Subsidiaries in existence as of the date hereof.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________________________________
________________________________________________________________________________________________________
________________________________________________________________________________________________________

The foregoing certifications, together with the list set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of _______, 20__.

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

CALCULATION AS OF __________ ___, 200__

A.	Capital Ratio (Sec. 7.6)
	1.	Consolidated Indebtedness	$____________
	2.	Consolidated Net Worth (excluding accumulated other comprehensive income and loss)	$____________
	3.	Sum of Line A1 plus Line A2	$____________
	4.	Capital Ratio	____	:1.00	(ratio of (a) Line A1
to (b) Line A3 not to
exceed 0.65 to 1.00)

[List of Subsidiaries]

EXHIBIT 11.12
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. Annex 1 attached hereto is hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standards Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: _____________________________

2.	Assignee: _____________________________
[and is an Affilliate/Approved Fund of [identify Bank]1]

3.	Borrower: Peoples Energy Corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: The Credit Agreement dated as of ________ ___, 2006, by and among Peoples Energy Corporation, the Banks party thereto, Bank of America, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.

6.	Assigned Interest:

__________________________
1   Select as applicable.

		Aggregate	Amount of	Percentage
		Amount of	Commitment/	Assigned of
		Commitment/	Loans	Commitment/	CUSIP
Assignor[s][2]	Assignee[s][3]	Loans	Assigned	Loans[5]	Number
for all Banks[4]
		$ _________	$ _________	__________%
		$ _________	$ _________	__________%
		$ _________	$ _________	__________%

[7.	Trade Date: ________________][6]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT
AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN
THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: __________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: __________________________
Title:

[Consented to and]7 Accepted:

BANK OF AMERICA, N.A. as
Agent

By ________________________
Title: ______________________

__________________________
2   List each Assignor, as appropriate.
3   List each Assignee, as appropriate.
4   Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
5   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
6   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
7   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]8

[BANK OF AMERICA, N.A. as Administrative Agent and as L/C Issuer]

By ______________________________

Name: ___________________________

Title: ____________________________

PEOPLES ENERGY CORPORATION

By ______________________________

Name: ___________________________

Title: ____________________________

__________________________
8   To be added only if the consent of the Borrowers and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 11.12(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.12(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.